Exhibit 99.1
Lennox International appoints Gregory Swienton to board of directors
(DALLAS, December 13) — Lennox International Inc. announced the appointment of Gregory T. Swienton as a director, effective December 10, 2010. Mr. Swienton is currently Chairman and Chief Executive Officer of Ryder System, Inc., a Fortune 500 global transportation and supply chain management solutions company. He earned his MBA from the University of Chicago and a BBA degree from Chicago’s Loyola University.
“We’re pleased to be able to draw on Greg’s 35-plus years of extensive and impressive international leadership experience with some of the world’s premier companies,” said Rich Thompson, LII chairman. “His deep expertise in global distribution and supply chain innovations, as well as his leadership in growth initiatives, will prove invaluable to LII operations around the world.”
Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at http://www.lennoxinternational.com or by contacting Ozzie Buckler, director, communications and public relations, at 972-497-7456.